Exhibit 99

Shareholder and Financial Analyst Contact:
Jim Jacobson Director of Investor Relations Phone: (515) 284-2633 E-Mail: jim.jacobson@meredith.com

Media Contact:
Art Slusark Vice President-Corporate Communications Phone: (515) 284-3404 E-Mail: art.slusark@meredith.com

MEREDITH REPORTS STRONG SECOND QUARTER RESULTS

Company Adopts Option Expensing Early, Posts Results
in Line with Previous Guidance

DES MOINES, IA, Jan. 25, 2005-Meredith Corporation (NYSE: MDP) today reported results for the second quarter ended December 31, 2004. Net earnings were $27.7 million, or $0.54 per share. These results reflect the Company's early adoption of SFAS 123(R), the recently issued standard for option expensing. Had Meredith not adopted SFAS 123(R), net earnings would have been $28.2 million, or $0.55 per share, consistent with the Company's previous guidance.

Two factors affected the Company's second quarter results due to its adoption of SFAS 123(R):

  Option expense decreased earnings by $2.3 million ($1.4 million after tax), or $0.03 per share.

  A cumulative effect of the change in accounting principle increased after-tax earnings by $0.9 million, or $0.02 per share.

Earnings on an option-adjusted basis before the cumulative effect of the change in accounting principle increased 53 percent to $26.8 million, or $0.52 per share, in the second quarter of fiscal 2005 from $17.6 million, or $0.34 per share, in the prior-year second quarter.

Total Company revenues rose 5 percent to $294.6 million in the second quarter and advertising revenues increased 7 percent. Total operating costs declined slightly from the comparable quarter.

For the first six months of fiscal 2005, net earnings were $51.6 million, or $1.00 per share. Had Meredith not adopted SFAS 123(R), net earnings would have been $53.9 million, or $1.05 per share. Option expense was $5.1 million ($3.1 million after tax), or $0.07 per share, in the first six months of fiscal 2005.

Earnings on an option-adjusted basis before the cumulative effect of the change in accounting principle increased 45 percent to $50.7 million, or $0.98 per share, in the first six months of fiscal 2005 from $35 million, or $0.68 per share in the prior-year six months.

Total Company revenues grew 5 percent to $583.4 million in the first six months of fiscal 2005 and advertising revenues increased 8 percent.

Results for all current and prior-year periods in this release reflect the Company's adoption of SFAS 123(R). See Table 2 for a reconciliation of previously reported results and results restated for SFAS 123(R).

"Both of our business groups produced outstanding profit growth and margin expansion in the second quarter," said William T. Kerr, Chairman and Chief Executive Officer. "Broadcasting benefited from political advertising and improved ratings for its newscasts. We improved profit at every station in the group.

"Publishing produced double-digit profit growth despite lower advertising revenue," Kerr continued. "We maintained disciplined expense management, improved circulation profits, and grew Meredith Integrated Marketing."

OPERATING HIGHLIGHTS

Broadcasting

Broadcasting revenues increased 22 percent to $89.9 million and operating profit grew 64 percent to $32.2 million in the second quarter. EBITDA (earnings before interest, taxes, depreciation and amortization) margin increased to 42.3 percent from 34.3 percent. Meredith generated net political advertising revenues of $12.2 million in the quarter and posted a 6 percent gain in non-political advertising as well. On a comparable basis, excluding revenues from new properties, non-political advertising revenues increased 3 percent in the quarter.

The Meredith Broadcasting Group continued to improve ratings and grow audience share in the November ratings book for the key adult 25-54 demographic:

  KCTV, Meredith's CBS affiliate in Kansas City, posted an exceptionally strong book. Its Monday through Friday late newscast led the market for the first time in 13 years. KCTV also posted strong gains for its morning, noon and late afternoon newscasts. The station led the market in terms of sign-on to sign-off ratings.

  KPTV, the Company's FOX affiliate in Portland, continued to produce one of the highest rated prime time newscasts in the country. The station was the market leader for its morning news as well.

  KPHO, Meredith's CBS affiliate in Phoenix, grew audience share by at least 25 percent for its late news, its new 6:30 p.m. newscast, and its noon, 5:30 and 6 a.m. newscasts.

During the second quarter Meredith began operating KSMO-TV, the WB affiliate in Kansas City, MO, under a joint sales agreement. This transaction positions the Company to serve advertisers via two television stations in the market-a leading CBS affiliate and one serving a younger WB audience.

For the first six months of fiscal 2005, broadcasting revenues grew 17 percent to $163.2 million and operating profit rose 57 percent to $46.4 million. EBITDA margin increased to 35.4 percent from 29.2 percent. The Company generated $18.6 million in net political advertising and grew non-political advertising revenues 5 percent. On a comparable basis, excluding revenues from new properties, non-political advertising revenues increased 2 percent.

Publishing

Publishing operating profit rose 13 percent to $24.8 million on a 1 percent decline in revenues to $204.7 million in the second quarter. Operating profit margin increased to 12.1 percent from 10.6 percent. This performance was the result of higher net yield per advertising page, increased circulation profit, growth in Meredith Integrated Marketing and disciplined expense management, partially offset by lower magazine advertising revenue.

Consistent with the Company's prior guidance, publishing advertising revenues declined 5 percent but the net yield per advertising page increased in the low single digits in the quarter. Lower advertising results in the home, pharmaceutical and retail categories were partially offset by gains in direct response, cosmetics and remedies. This performance also reflects difficult comparisons with the second quarter of fiscal 2004, in which comparable publishing advertising revenues grew 19 percent.

Despite decreases in advertising revenue at the Company's two largest magazines, Better Homes and Gardens and Ladies' Home Journal, these titles increased their combined share of advertising revenue in the women's service field more than one percentage point to 44.9 percent for the 12 months ended with the December 2004 issues, according to Publisher's Information Bureau.

The Company increased circulation profit in the quarter. "Our long-term direct-to-publisher circulation strategy continues to produce meaningful profit contribution and distinguishes us from other magazine publishers," Kerr said.

Meredith Integrated Marketing posted strong revenue and operating profit growth in the second quarter. The Company expects Meredith Integrated Marketing to post strong revenue and profit growth for the full fiscal year.

For the first six months of fiscal 2005, publishing operating profit rose 16 percent to $62.6 million and revenues grew 2 percent to $420.2 million. Opera    ting profit margin increased to 14.9 percent from 13.1 percent. Total publishing advertising revenues grew 2 percent.

OTHER FINANCIAL INFORMATION

To date in fiscal 2005, the Company has repurchased more than 1.2 million shares. For all of fiscal 2004, the Company repurchased approximately 750,000 shares.

Net interest expense declined to $4.9 million in the second quarter of fiscal 2005 compared with $5.7 million in the prior-year second quarter. Total debt was $300 million at December 31, 2004. Capital expenditures were $5.6 million in the second quarter and $9.8 million in the first six months of fiscal 2005.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached statement of earnings.

OUTLOOK

Expensing options will reduce earnings per share approximately $0.14 for all of fiscal 2005. Given this accounting adjustment, the Company anticipates option-adjusted earnings per share will approximate $2.50 in fiscal 2005.

For the third quarter of fiscal 2005, Broadcast pacings, which are a snapshot in time and change frequently, are currently running up in the low single digits.

The Company expects the Publishing Group to grow operating profit in the mid to high single digits in the third quarter due to strong results from its integrated marketing operations, increased circulation profit, and prudent cost management. Publishing advertising revenues are expected to be down in the low single digits, reflecting the uncertain advertising climate.

Expensing options will reduce earnings per share approximately $0.04 in each of the third and fourth quarters of fiscal 2005. Given this accounting adjustment, the Company anticipates option-adjusted earnings per share will be in the range of $0.67 to $0.69 in the third quarter of fiscal 2005.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on January 25, 2005 at 11:00 a.m. EST (10:00 a.m. CST) to discuss fiscal second quarter results. A live webcast will be accessible to the public on the Company's web site www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Non-GAAP measures such as EBITDA and results excluding SFAS 123(R) should be construed not as alternative measures of, but as supplemental information regarding, the Company's net earnings and income from operations as defined under GAAP.

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Because of EBITDA's focus on results from operations before depreciation and amortization, management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and delineate underlying trends. EBITDA is a common alternative measure of performance used by investors and financial analysts. Meredith does not use EBITDA as a measure of liquidity, nor is EBITDA necessarily indicative of funds available for management's discretionary use. Because the Company has changed its accounting policy regarding expensing options, management believes that its results including and excluding this change are meaningful to understand the Company's performance.

Reconciliations of GAAP to non-GAAP measures are included in Table 1. The attached financial statements and reconciliation tables will be made available on the Company's web site. Interested parties should go to http://www.meredith.com/investors/index.html and click on "GAAP-Non-GAAP Reconciliation" in the navigation bar on the left side of the page.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcast pacings and publishing advertising revenues for the third quarter of fiscal 2005, along with the Company's earnings per share outlook for the third quarter of fiscal 2005 and the full fiscal year.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group, the country's foremost home and family authority, features 18 magazine brands including Better Homes and Gardens, Ladies' Home Journal and American Baby and approximately 150 special interest publications. Meredith owns or operates 14 television stations including properties in top-25 markets such as Atlanta, Phoenix and Portland, and an AM radio station.

Meredith has approximately 350 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 75 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 26 web sites and strategic alliances with leading Internet destinations.

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings - Unaudited

	Three Months			Six Months
	Ended December 31		Percent Change	Ended December 31		Percent Change
	2004	Restated 2003		2004	Restated 2003
(In thousands except per share data)
Revenues
Advertising	$176,421	$164,532	7.2%	$357,012	$329,399	8.4%
Circulation	55,861	59,520	(6.1)%	114,087	120,151	(5.0)%
All other	62,271	56,327	10.6%	112,317	103,499	8.5%
Total revenues	294,553	280,379	5.1%	583,416	553,049	5.5%
Operating costs and expenses
Production, distribution and editorial	123,413	121,719	1.4%	252,589	244,770	3.2%
Selling, general and administrative	113,693	115,489	(1.6)%	220,976	222,072	(0.5)%
Depreciation and amortization	8,746	8,848	(1.2)%	17,177	17,552	(2.1)%
Total operating costs and expenses	245,852	246,056	(0.1)%	490,742	484,394	1.3%
Income from operations	48,701	34,323	41.9%	92,674	68,655	35.0%
Interest income	223	35	537.1%	440	84	423.8%
Interest expense	(5,170)	(5,713)	(9.5)%	(10,342)	(11,561)	(10.5)%
Earnings before income taxes and cumulative
effect of change in accounting principle	43,754	28,645	52.7%	82,772	57,178	44.8%
Income taxes	16,932	11,088	52.7%	32,033	22,131	44.7%
Earnings before cumulative effect of
change in accounting principle	$26,822	$17,557	52.8%	$50,739	$35,047	44.8%
Cumulative effect of change in accounting
principle, net of taxes	893	-	NM	893	-	NM
Net earnings	$27,715	$17,557	57.9%	$51,632	$35,047	47.3%

Basic earnings per share
Before cumulative effect of change in accounting principle	$0.54	$0.35	54.3%	$1.01	$0.70	44.3%
Cumulative effect of change in accounting principle	0.02	-	NM	0.02	-	NM
Net basic earnings per share	$0.56	$0.35	60.0%	$1.03	$0.70	47.1%
Basic average shares outstanding	49,912	50,137	(0.4)%	50,090	50,158	(0.1)%

Diluted earnings per share
Before cumulative effect of change in accounting principle	$0.52	$0.34	52.9%	$0.98	$0.68	44.1%
Cumulative effect of change in accounting principle	0.02	-	NM	0.02	-	NM
Net diluted earnings per share	$0.54	$0.34	58.8%	$1.00	$0.68	47.1%
Diluted average shares outstanding	51,469	51,850	(0.7)%	51,667	51,828	(0.3)%

Dividends paid per share	$0.120	$0.095	26.3%	$0.240	$0.190	26.3%
NM-Not meaningful

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months Ended December 31		Percent Change	Six Months Ended December 31		Percent Change
	2004	Restated 2003		2004	Restated 2003
(In thousands)
Revenues
Publishing	$204,663	$206,855	(1.1)%	$420,241	$413,526	1.6%
Broadcasting:
Non-political advertising	76,119	71,539	6.4%	141,583	135,446	4.5%
Political advertising	12,201	445	NM	18,579	794	NM
Other revenues	1,570	1,540	1.9%	3,013	3,283	(8.2)%
Total broadcasting	89,890	73,524	22.3%	163,175	139,523	17.0%
Total revenues	$294,553	$280,379	5.1%	$583,416	$553,049	5.5%

Operating Profit
Publishing	$24,817	$21,951	13.1%	$62,640	$54,232	15.5%
Broadcasting	32,186	19,596	64.2%	46,439	29,603	56.9%
Unallocated corporate	(8,302)	(7,224)	(14.9)%	(16,405)	(15,180)	(8.1)%
Income from operations	48,701	34,323	41.9%	92,674	68,655	35.0%

Depreciation & amortization
Publishing	$2,416	$2,588	(6.6)%	$4,761	$5,107	(6.8)%
Broadcasting	5,822	5,607	3.8%	11,315	11,120	1.8%
Unallocated corporate	508	653	(22.2)%	1,101	1,325	(16.9)%
Total depreciation & amortization	$8,746	$8,848	(1.2)%	$17,177	$17,552	(2.1)%

EBITDA
Publishing	$27,233	$24,539	11.0%	$67,401	$59,339	13.6%
Broadcasting	38,008	25,203	50.8%	57,754	40,723	41.8%
Unallocated corporate	(7,794)	(6,571)	(18.6)%	(15,304)	(13,855)	(10.5)%
Total EBITDA	$57,447	$43,171	33.1%	$109,851	$86,207	27.4%
NM-Not meaningful

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets - Unaudited

Assets	December 31 2004	Restated June 30 2004
(In thousands)
Current assets
Cash and cash equivalents	$25,656	$58,723
Accounts receivable, net	178,306	164,876
Other current assets	106,519	90,415
Total current assets	310,481	314,014
Property, plant and equipment, net	194,788	195,799
Other assets	95,744	90,843
Intangibles, net	709,859	673,968
Goodwill	196,383	191,303
Total assets	$1,507,255	$1,465,927

Liabilities and Shareholders' Equity	December 31 2004	Restated June 30 2004
(In thousands)
Current liabilities
Current portion of long-term debt	$125,000	$75,000
Accounts payable and accruals	148,711	143,632
Other current liabilities	161,368	152,118
Total current liabilities	435,079	370,750
Long-term debt	175,000	225,000
Other noncurrent liabilities	275,866	260,252
Total liabilities	885,945	856,002
Shareholders' equity
Common stock	40,321	40,802
Class B stock	9,659	9,683
Other shareholders' equity	571,330	559,440
Total shareholders' equity	621,310	609,925
Total liabilities and shareholders' equity	$1,507,255	$1,465,927

Meredith Corporation and Subsidiaries Supplemental Disclosures Regarding Non-GAAP Financial Measures	Table 1

Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before interest, taxes, depreciation and amortization.

Segment EBITDA is a measure of segment earnings before depreciation and amortization.

Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three Months ended December 31
	2004
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$204,663	$89,890	$-	$294,553
Operating profit	$24,817	$32,186	$(8,302)	$48,701
Depreciation and amortization	2,416	5,822	508	8,746
EBITDA	$27,233	$38,008	$(7,794)	57,447
Less:
Depreciation and amortization				(8,746)
Net interest expense				(4,947)
Income taxes				(16,932)
Earnings before cumulative effect of change in accounting principle				$26,822
Segment EBITDA margin	13.3%	42.3%

	Three Months ended December 31
	2003 - Restated
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$206,855	$73,524	$-	$280,379
Operating profit	$21,951	$19,596	$(7,224)	$34,323
Depreciation and amortization	2,588	5,607	653	8,848
EBITDA	$24,539	$25,203	$(6,571)	43,171
Less:
Depreciation and amortization				(8,848)
Net interest expense				(5,678)
Income taxes				(11,088)
Net earnings				$17,557
Segment EBITDA margin	11.9%	34.3%

Meredith Corporation and Subsidiaries Supplemental Disclosures Regarding Non-GAAP Financial Measures	Table 1 (continued)

	Six Months ended December 31
	2004
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$420,241	$163,175	$-	$583,416
Operating profit	$62,640	$46,439	$(16,405)	$92,674
Depreciation and amortization	4,761	11,315	1,101	17,177
EBITDA	$67,401	$57,754	$(15,304)	109,851
Less:
Depreciation and amortization				(17,177)
Net interest expense				(9,902)
Income taxes				(32,033)
Earnings before cumulative effect of change in accounting principle				$50,739
Segment EBITDA margin	16.0%	35.4%

	Six Months ended December 31
	2003 - Restated
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$413,526	$139,523	$-	$553,049
Operating profit	$54,232	$29,603	$(15,180)	$68,655
Depreciation and amortization	5,107	11,120	1,325	17,552
EBITDA	$59,339	$40,723	(13,855)	86,207
Less:
Depreciation and amortization				(17,552)
Net interest expense				(11,477)
Income taxes				(22,131)
Net earnings				$35,047
Segment EBITDA margin	14.3%	29.2%

Meredith Corporation and Subsidiaries Restatement for adoption of SFAS No. 123 (revised December 2004)	Table 2

Meredith adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, SFAS 123(R) effective October 1, 2004 using the modified retrospective application. As a result all quarters of fiscal 2004 and the first quarter of fiscal 2005 have been restated to include share-based compensation expense in accordance with SFAS 123(R). The following provides the effect of the adoption on earnings and earnings per share:

	Three Months Ended December 31		Six Months Ended December 31
	2004	Restated 2003	2004	Restated 2003
(In thousands except per share data)
Net earnings before adoption	$28,231	$19,437	$53,855	$38,487

SFAS 123(R)expense	(2,298)	(3,068)	(5,083)	(5,613)
Tax benefit	889	1,188	1,967	2,173
Net expense	(1,409)	(1,880)	(3,116)	(3,440)

Earnings before cumulative effect of change in accounting principle	$26,822	$17,557	$50,739	$35,047

Basic earnings per share before cumulative effect of change in accounting principle
Before adoption	$0.57	$0.39	$1.08	$0.77
SFAS 123(R) effect	(0.03)	(0.04)	(0.07)	(0.07)
After adoption	$0.54	$0.35	$1.01	$0.70

Basic average shares outstanding	49,912	50,137	50,090	50,158

Diluted earnings per share before cumulative effect of change in accounting principle
Before adoption	$0.55	$0.38	$1.05	$0.75
SFAS 123(R) effect	(0.03)	(0.04)	(0.07)	(0.07)
After adoption	$0.52	$0.34	$0.98	$0.68

Diluted average shares outstanding
Before adoption	51,283	51,609	51,471	51,583
SFAS 123(R) effect	186	241	196	245
After adoption	51,469	51,850	51,667	51,828

Meredith Corporation and Subsidiaries Restatement for adoption of SFAS No. 123 (revised December 2004)	Table 2 (continued)

The following provides reconciliations from the previously reported amounts for all of fiscal 2004 and the first quarter of fiscal 2005:

	FISCAL 2004					FISCAL 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year	First Quarter
(In thousands except per share data)
Net earnings as previously reported	$19,050	$19,437	$32,882	$39,347	$110,716	$25,624

SFAS 123(R) expense	(2,545)	(3,068)	(2,688)	(2,722)	(11,023)	(2,785)
Tax benefit	985	1,188	1,040	1,053	4,266	1,078
Net expense	(1,560)	(1,880)	(1,648)	(1,669)	(6,757)	(1,707)

Restated net earnings	$17,490	$17,557	$31,234	$37,678	$103,959	$23,917

Basic earnings per share
As previously reported	$0.38	$0.39	$0.65	$0.78	$2.20	$0.51
SFAS 123(R) effect	(0.03)	(0.04)	(0.03)	(0.03)	(0.13)	(0.03)
Restated	$0.35	$0.35	$0.62	$0.75	$2.07	$0.48

Basic average shares outstanding	50,179	50,137	50,203	50,335	50,214	50,267

Diluted earnings per share
As previously reported	$0.37	$0.38	$0.64	$0.76	$2.14	$0.50
SFAS 123(R) effect	(0.03)	(0.04)	(0.04)	(0.04)	(0.14)	(0.04)
Restated	$0.34	$0.34	$0.60	$0.72	$2.00	$0.46

Diluted average shares outstanding
AS previously reported	51,557	51,609	51,725	51,865	51,689	51,658
SFAS 123(R) expense	240	241	228	197	240	201
Restated	51,797	51,850	51,953	52,062	51,929	51,859

As a result of rounding and changes in shares outstanding during the year, the sum of the four quarters' earnings per share may not necessarily equal the earnings per share for the year.